                                                                      Exhibit 21

                         ALPHA TECHNOLOGIES GROUP, INC.

                         SUBSIDIARIES OF THE REGISTRANT

Wakefield Thermal Solutions, Inc. (formerly Wakefield Engineering, Inc.) (Incorporated in Delaware)

Specialty Extrusion Corp. (formerly: Wakefield Extrusion Corp.) (Incorporated in California)

Lockhart Industries, Inc. (Incorporated in California)